Exhibit 99.1

Zonzia Media Announces $2 Million Equity Purchase Agreement

With Kodiak Capital Group

OTT Streaming Media Company Zonzia Media Inc. has Entered into a$2 Million Equity Purchase Agreement with Kodiak Capital Group, LLC

LOS ANGELES, CA / December 17, 2015 / ZONZIA MEDIA, Inc. (OTCQB: ZONX), a new Over the Top (OTT) streaming media company, today announced that it has entered into an equity purchase agreement with Kodiak Capital Group, LLC. Under the terms of the agreement and subject to the filing of a Form S-1 registration statement and its effectiveness by the Securities and Exchange Commission, Zonzia has the right to sell to, and Kodiak is obligated to purchase, $2,000,000 of Zonzia’s common stock. Under the deal, Kodiak may not require any sales by Zonzia, however Kodiak is obligated to make purchases as directed. Zonzia expects that net proceeds from this offering will be used to acquire content and to continue to build its technology and distribution platforms, as well as for use as ongoing working capital.

“We are at a very exciting time that is notably being shaped by our rapid growth here at Zonzia,” said Johnathan Adair, CEO of Zonzia. “In addition to being a tremendous vote of confidence for our company and our direction, this new infusion of capital from Kodiak will allow us to continue our remarkable expansion as a streaming media company.”

Jim Fitzpatrick, member of Kodiak’s Advisory Committee, said, “Kodiak has great confidence in the Zonzia team and management’s ability to execute. We look forward to strengthening our relationship as a long term institutional capital partner.”

Additional details regarding the agreement are included in a current report on Form 8-K filed by Zonzia with the SEC December 16, 2015.

About Kodiak Capital Group, LLC

Kodiak is an institutional investor headquartered in Newport Beach, CA. Kodiak makes private investments in public and private entities utilizing proprietary equity and debt instruments. These investments provide long-term strategic capital offering companies certainty, flexibility and consistency. Kodiak’s investments are in a wide range of industries emphasizing alternative energy, consumer products, life sciences, natural resources, and social media technology. For more information, visit www.kodiakfunds.com.

About Zonzia Media

ZONZIA MEDIA, Inc. (ZONX) is an Over the Top (OTT) streaming media company that delivers entertainment content to consumers. Zonzia plans to distribute original programming, TV series, movies, independent films, documentaries, and live events through its subscription Video on Demand (SVOD) hybrid channel which will be accessible over most connected devices. Zonzia has secured VOD carriage across Comcast, Dish Network and Verizon FiOS currently reaching approximately 27.5 million homes. The Zonzia channel is also available in hotel rooms across the U.S. For more information, please visit www.zonzia.com or www.zonziamedia.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including, but not limited to statements regarding Zonzia Media Inc. and its strategies, plans, programming and other products, content and revenue. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “plans,” “will,” “believes,” “estimates,” and similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Zonzia’s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Zonzia Media Inc. undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Corporate Office

702-463-8528

SOURCE: ZONZIA MEDIA, Inc.